Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of At Road, Inc. on Form S-3 of our report dated February 5, 2003, included in the Annual Report on Form 10-K of At Road, Inc. for the year ended December 31, 2002, and to the use of our report dated February 5, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings “Selected consolidated financial data” and “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 26, 2003